Tanner & Co.
                        215 South State Street, Suite 800
                           Salt Lake City, Utah 84111
                            Telephone (801) 532-7444
                               Fax (801) 532-4911
                                www.tannerco.com

                                  April 5, 2002



To the Board of Directors of SulphCo, Inc.


         In planning and performing our audit of the financial statements of SulphCo, Inc. for the year ended December 31, 2001, we considered its internal control in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and not to provide assurance on the internal control. However, we noted certain matters involving internal control and its operation that we consider to be reportable conditions under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters coming to our attention relating to significant deficiencies in the design or operation of the internal control that, in our judgment, could adversely affect the organization's ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements.

         A material weakness is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

         Our consideration of internal control would not necessarily disclose all matters in internal control that might be reportable conditions and, accordingly, would not necessarily disclose all reportable conditions that are also considered to be material weaknesses as defined above. However, we noted the following reportable conditions that we believe to be material weaknesses.

         Press releases are not reviewed by appropriate responsible parties to ensure accuracy prior to issuance.

         The Company has inadequate segregation of duties over cash receipts and disbursements.

         Contracts, agreements and other documents are not in all instances timely prepared and executed and provided to the appropriate accounting and finance personnel of the Company.

         This report is intended solely for the information and use of the Board of Directors, management, and others within the organization and is not intended to be and should not be used by anyone other than these specified parties.


                                       Sincerely,

                                       /s/TANNER & CO.
                                       ---------------------
                                          Tanner & Co.



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